Exhibit 21


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates III, Inc.:

We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates III, Inc. (a Nevada corporation) and Subsidiary as of June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III, Inc. and Subsidiary as of June 30, 1997 and 1996, in conformity with generally accepted accounting principles.


San Francisco, California                                    ARTHUR ANDERSEN LLP
  September 5, 1997



                    PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS

                                          ASSETS


                                                                         June 30,
                                                            ---------------------------------
                                                                 1997               1996
                                                            ---------------    --------------
Cash and cash equivalents.................................. $           870    $        1,282
Deferred organizational and syndication costs,
 net of amortization of $172,800 and $86,400
 at June 30, 1997 and 1996, respectively...................         698,898           622,469
Due from Phoenix Leasing American Business Fund, L.P.......         171,423           118,065
Investment in American Business Fund, L.P..................          20,493            -
                                                            ---------------    --------------
         Total Assets...................................... $       891,684    $      741,816
                                                            ===============    ==============


                           LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

   Accounts payable and accrued expenses................... $         4,798    $        4,400
   Due to PLI..............................................         431,535           434,111
   Deficit investment in American Business Fund, L.P.......          -                 47,036
                                                            ---------------    --------------
         Total Liabilities.................................         436,333           485,547
                                                            ---------------    --------------

Minority Interest in Consolidated Subsidiary...............          78,139            20,072
                                                            ---------------    --------------

Shareholder's Equity:

   Common Stock, without par value, 100 shares
     authorized and outstanding............................       1,562,343         1,391,325
   Retained earnings.......................................         377,112           236,097
   Less:
     Note receivable from PLI..............................      (1,562,243)       (1,391,225)
                                                            ---------------    --------------

         Total Shareholder's Equity........................         377,212           236,197
                                                            ---------------    --------------

         Total Liabilities and Shareholder's Equity........ $       891,684    $      741,816
                                                            ===============    ==============



                          The accompanying notes are an
                      integral part of these balance sheets.

                                        2

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997


Note 1.      Organization:

     Phoenix Leasing Associates III, Inc., (the Company), was formed under the laws of Nevada on November 12, 1992. The Company and its subsidiary have June 30 fiscal year-ends. The Company is a wholly-owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership.

     On December 14, 1992, the Company organized Phoenix Leasing Associates III L.P., a California limited partnership (PLAIIILP) to replace the Company as the general partner in the Program. The limited partner of PLAIIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent company of PLI. As the general partner of the Program, PLAIIILP will earn the acquisition and management fees and receive the profits, losses and distributions which are to be allocated to the Company (Note 7). The Company is the general partner of PLAIIILP and, as of December 31, 1996 and June 30, 1997 has a 62.5% ownership interest. This ownership interest is subject to change in accordance with the PLAIIILP Partnership Agreement. Profits, losses and distributions attributable to acquisition fees paid to PLAIIILP by the Program are allocated in proportion to the partners' ownership interests. All other profits, losses and distributions are allocated to the Company. The financial statements as of June 30, 1997 and 1996 are presented on a consolidated basis as discussed in Note 2.

Note 2.    Principles of Consolidation:

     The consolidated financial statements as of June 30, 1997 and 1996, include the accounts of the Company and its subsidiary, PLAIIILP. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest in consolidated subsidiary represents the limited partner's interest in PLAIIILP.

     PLAIIILP will record its investment in the Program under the equity method of accounting. As general partner of PLAIIILP, the Company has complete authority in, and responsibility for, the overall management and control of the Program, which includes responsibility for supervising the Program's acquisition, leasing, remarketing activities and its sale of equipment.

Note 3.    Use of Estimates:

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Note 4.    Note Receivable from Affiliate:

     PLI, the sole shareholder of the Company, as of June 30, 1997 and 1996, has issued a demand promissory note to the Company totaling $1,562,243 and $1,391,225, respectively. The note provides that its principal amount automatically increases to five percent of the aggregate capital contributions to the Program by its limited partners. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the notes. The note bears interest at a rate equal to the lesser of ten percent or the prime rate as determined by Citibank, N.A., New York, New York, plus one percent. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.

Note 5.    Income Taxes:

     The Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by Phoenix American Incorporated
(PAI), an affiliated Nevada corporation. These returns are prepared on the accrual basis of accounting.

Under "Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes," the Company computes taxes as if it was a stand alone company. The resulting tax provisions of $55,858 and $113,031, as of June 30, 1997 and 1996, respectively, were transferred to PAI in accordance with a Tax Sharing Agreement between the Company and PAI.

Note 6.    Organization and Syndication Costs:

     Prior to the organization of PLAIIILP, the Company, on behalf of the Program, paid certain organization and syndication costs associated with the formation and initial equity raising of the Program. The Company funded these reimbursable costs through an advance from PLI. Beginning December 14, 1992, PLAIIILP began paying these reimbursable costs through advances from the Company. Any costs in excessof 15% of equity raised at the termination of the offering period will be paid by PLAIIILP through advances from the Company. The Company has funded these advances from PLI and earnings.

     On a consolidated basis, the Company has paid unreimbursed costs totaling $871,697 as of June 30, 1997. Management has estimated that the 15% cap on total organization and syndication costs would be exceeded and that the $871,697 would not be reimbursed from the Program at the termination of the offering period. The Company does expect to recover the $871,697 over the remaining 10 years life of the Program through earnings and management fees. In order to match the offering expenses with the resulting earnings, the Company has elected to amortize the $871,697 excess organization and syndication costs on a straight line basis over the 10 year remaining life of the Program.

Note 7.    Compensation and Fees:

     PLAIIILP receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, PLAIIILP will receive an interest in the Program's profits, losses and distributions. Management fees of $27,637 and $65,660 and acquisition fees of $143,786 and $52,406 are included in Due from Phoenix Leasing American Business Fund, L.P. as of June 30, 1997 and 1996, respectively.

Note 8.    Related Parties:

     Phoenix Securities, Inc., an affiliate of the Company, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of the Program.

     The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIIILP in connection with the operation and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to: two percent of the Program's cumulative gross revenues plus the lesser of two and one-half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIIILP. Management fees paid to PLI equal $759,338 and $990,452 for the year ended June 30, 1997 and 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates III L.P.:

We have audited the accompanying balance sheets of Phoenix Leasing Associates III L.P. (a California limited partnership) as of June 30, 1997 and 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III L.P. as of June 30, 1997 and 1996, in conformity with generally accepted accounting principles.


San Francisco, California                                   ARTHUR ANDERSEN LLP
  September 5, 1997



                       PHOENIX LEASING ASSOCIATES III L.P.

                                 BALANCE SHEETS

                                     ASSETS

                                                                            June 30,
                                                               ---------------------------------
                                                                     1997               1996
                                                               --------------     --------------
Cash and cash equivalents...................................   $           646    $          976
Deferred organizational and syndication
 costs, net of amortization of $172,800
 and $86,400 as of June 30, 1997 and 1996, respectively.....           698,897           622,469
Investment in American Business Fund, L.P...................            20,493              -
Due from Phoenix Leasing American Business Fund, L.P........           171,423           118,065
                                                               ---------------    --------------

         Total Assets.......................................   $       891,459    $      741,510
                                                               ===============    ==============


                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

   Accounts payable and accrued expenses....................   $         2,399    $        2,200
   Due to General Partner...................................           810,221           671,502
   Deficit investment in American Business Fund, L.P........              -               47,036
                                                               ---------------    --------------
         Total Liabilities..................................           812,620           720,738

Partners' Capital:

   General Partner (70 partnership units)...................               700               700
   Limited Partner (42 partnership units)...................            78,139            20,072
                                                               ---------------    --------------
         Total Partners' Capital............................            78,839            20,772
                                                               ---------------    --------------

         Total Liabilities and Partners' Capital............   $       891,459    $      741,510
                                                               ===============    ==============



                     The accompanying notes are an integral
                       part of these financial statements.

                                        6

                       PHOENIX LEASING ASSOCIATES III L.P.

                           NOTES TO THE BALANCE SHEETS

                                  JUNE 30, 1997


Note 1.    Organization:

     Phoenix Leasing Associates III L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on December 14, 1992, to act as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership. The Partnership has a June 30 fiscal year-end. The general partner of the Partnership is Phoenix Leasing Associates III, Inc. (PLAIII), a Nevada corporation and wholly-owned subsidiary of Phoenix Leasing Incorporated, a California corporation. The limited partner of the Partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLAIII, who owns the ultimate parent of PLAIII.

     The Partnership records its investment in the Program under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management and control of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.


Note 2.    Income Taxes:

     The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes will be recorded on the Partnership's balance sheets.

Note 3.    Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 4.    Organization and Syndication Costs:

     The Partnership on behalf of the Program pays certain organization and syndication costs associated with the formation and initial equity raising of the Program. The Partnership funded these reimbursable costs primarily through advances from PLAIII. Any costs in excess of 15% of equity raised at the termination of the offering period will be paid by the Partnership. As of June 30, 1997 the Partnership has paid unreimbursed costs of $871,697. Management has estimated that the 15% cap on total organization and syndication costs would be exceeded and that the $871,697 would not be reimbursed from the Program at the termination of the offering period. The Company does expect to recover the $871,697 over the remaining 10 years life of the Program through earnings and management fees. In order to match the offering expenses with the resulting earnings, the Company has elected to amortize the $871,697 excess organization and syndication costs on a straight line basis over the 10 year remaining life of the Program.

Note 5.    Compensation and Fees:

     The Partnership receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, the Partnership will receive an interest in the Program's profits, losses and distributions. Management fees of $27,637 and $65,660 and acquisition fees of $143,786 and $52,406 are included in Due from Phoenix Leasing American Business Fund, L.P. as of June 30, 1997 and 1996, respectively.

Note 6.    Allocation of Profits, Losses and Distributions:

     Profits and losses attributable to acquisition fees paid to the Partnership by the Program are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLAIII. Distributions are made in accordance with the terms of the partnership agreement.

Note 7.    Related Parties:

     Phoenix Securities, Inc., an affiliate of the Partnership, receives a fee for wholesaling activities performed in connection with the offering of the limited partnership units of the Program.

     PLAIII has entered into an  agreement  with  Phoenix  Leasing  Incorporated
(PLI), whereby PLI will provide management services to the Partnership in connection with the operations and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAIII shall pay PLI fees in an amount equal to: two percent of the Program's cumulative gross revenues plus the lesser of two and one-half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributed to the acquisition fee which has been distributed to PLAIII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $758,833 and $990,452 for the years ended June 30, 1997 and 1996, respectively.

                                        8